PROMISSORY NOTE

Borrower:

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

One Plaza West

100 Mill Plain Road

Danbury, CT 06811

Lender:

Dean Valentino

17 Revere Circle

Southbury, CT 06488

Principal Amount:  $100,000.00

Initial Rate:  10%

Date of Note:  November 30, 2005

PROMISE TO PAY.  FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC., a Delaware corporation, (“Borrower”) promises to pay Dean Valentino, an individual (“Lender”), or order, in lawful money of the United States of America, the principal amount of $100,000.00 or so much as may be outstanding, together with interest thereon the unpaid outstanding principal balance of each advance.

PAYMENT.  Borrower will pay this loan as follows:

(a)

One balloon payment of $100,000.00 due five years from the Date of Note as set forth above; and

(b)

One final payment in the amount of $61,051.00 or in such other amount as is necessary to pay in full all outstanding principal and accrued interest due on November 30, 2010.

If not fully paid prior thereto, the Maturity Date of this note shall be November 30, 2010.  Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid interest, and any remaining amount to principal.  Borrowers will pay Lender at Lender’s address shown above or at any such other place as Lender may designate in writing.

FIXED INTEREST RATE.  The interest rate on this Note shall be 10% per annum (computed on a 360-day year).  The interest rate on this Note is not subject to change.  NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT.  Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.   Early payments will reduce the principal balance due, and the resulting interest calculations based thereon.  Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language.  If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender.

DEFAULT:  Each of the following shall constitute an even of default (“Event of Default”) under this Note:

Payment Default.  Borrower fails to make any payment when due under this Note.

Other Defaults.  Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time hereafter.

Insolvency.  The dissolution or termination of Borrower’s existence as a going business, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditor, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Cure Provisions.  If any default, other than a default in payment is curable and if Borrower have not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default:  (1) cure the default within ten (10) days; or (2) if the cure requires more than ten (10) days, immediately initiate steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continued and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS.  Upon default, Lender may declare the entire unpaid balance on this note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTTORNEYS’ FEES AND EXPENSES.  Lender may hire or pay someone else who is not Lender’s salaried employee to help collect the loan if Borrower does not pay.  Borrower will be liable for all reasonable costs incurred in the collection of the loan, including but not limited to, court costs, attorneys’ fees and collection agency fees, except that such costs of collection shall not include recovery of both attorneys’ fees and collection agency fees.

JURY WAIVER.  Lender and Borrower hereby waive the right to a jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW.  This Note will be governed by, construed and enforced in accordance with the federal law and the laws of the State of Connecticut.  This Note has been accepted by Lender in the State of Connecticut.

FACSIMILE SIGNATURES.  All faxed signatures are legal and binding.

PURPOSE.  This is a commercial loan for the working capital to support the operations of Borrower, Famous Uncle Al’s Hot Dogs & Grille, Inc.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them.  Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor.  Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.  All such parties agree that Lender may renew or extent (repeatedly and for any length of time) this loan or release any  party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in; and take any other action deemed necessary by Lender without the consent of or notice to anyone.  All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.  The obligations under this Note are joint and severable.

NO ORAL AGREEMENTS.  This written agreement is the final expression of the agreement between Lender and Borrower and may not be contradicted by evidence of any prior oral agreement or of a contemporaneous oral agreement between the Lender and Borrower.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.  BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISORY NOTE.

BORROWER:

FAMOUS UNCLE AL’S HOT DOGS & GRILLE, INC.

By:

____/s/ Paul Esposito_______

Paul Esposito, Chief Executive Officer